Exhibit 99.1
Executive Contact:
Richard Vasek
Chief Financial Officer
Rockford Corporation
(480) 517-3169
ROCKFORD CORPORATION REPORTS
2008 RESULTS AND AMENDMENT TO CONVERTIBLE NOTES
     Tempe, Ariz., April 15, 2009/PRNewswire/—Rockford Corporation (NASDAQ: ROFO) today announced financial results for the three and twelve months ended December 31, 2008.
     Net loss for the three months ended December 31, 2008 was $4.3 million, compared to net income of $0.5 million for the comparable period in 2007. Net loss for the year ended December 31, 2008 was $4.5 million compared to net income of $0.7 million for the year ended 2007. The loss for 2008 included approximately $2.3 million of special charges, including bad debt and severance costs partially offset by a gain of approximately $0.8 million related to convertible notes repurchased in the second quarter of 2008. The 2007 fourth quarter profit included a gain of approximately $0.4 million due to previously unrealized cumulative translation gains that were recognized when Rockford dissolved its European subsidiary in December 2007.
     Net sales for the three months ended December 31, 2008, decreased 38.3% to $10.5 million compared to $16.9 million for the same period in 2007. Net sales for the year ended December 31, 2008, decreased 22.4% to $68.9 million compared to $88.7 million for the same period in 2007. The decrease in net sales was primarily due to lower sales in the mass retail, independent specialist and OEM distribution channels. These reductions were partially offset by lower sales discounts. Net sales for the twelve months ended December 31, 2007 were increased by sales of end-of-life product and initial pipeline shipments of Rockford’s 2007 new product line; Rockford did not change its product line to the same degree in 2008 and, therefore, did not have comparable end-of-life sales and pipeline fill in 2008.
     As a percent of net sales, gross margin for the three months ended December 31, 2008 decreased to 20.5% compared to 37.3% for the same period in 2007. As a percent of sales, gross margin for the year ended December 31, 2008, decreased to 30.8% compared to 32.5% for the same period in 2007. The decrease in gross margin percentage was primarily due to lower royalty revenue, higher reserves for inventory obsolescence, and higher returns as a percent of net sales.
     Operating expenses for the three months ended December 31, 2008, increased 4.4% to $6.3 million compared to the 2007 level of $6.0 million. The fourth quarter 2008 expense included approximately $1.3 million of special charges for severance costs and bad debt. Operating expenses for the twelve months ended December 31, 2008, decreased 6.1% to $25.7 million compared to the 2007 level of $27.3 million. In 2007 operating expenses included a special charge of approximately $1.1 million primarily related to the Retirement and Salary Continuation Agreement for Rockford’s former Chief Executive Officer. The 2008 operating expenses included approximately $2.3 million of special charges, including bad debt and severance costs.
     William R. Jackson, Rockford’s President, commented, “Our fourth quarter results were very disappointing. The aftershock of the September economic meltdown continued into October, November and December. The economy and the stock market decline hit our core retailers very hard. Our retailers reported reduced store traffic during the fourth quarter. Many of them cut their purchases from us (and from other suppliers) in an effort to ride out the market turbulence. As a result, we experienced significant shortfalls in revenue from all of our distribution channels. In addition, our margins were negatively impacted by end of life sales and reduced OEM royalties.”
     Mr. Jackson continued: “The OEM business continues to be difficult. Our OEM partners have seen reduced retail floor traffic and slow vehicle sales. The lack of consumer financing and disappearance of aggressive lease programs has hurt their business. Our OEM customers are experiencing higher than normal levels of inventory and reducing their vehicle production dramatically. As a result, their purchases of premium audio systems have been reduced.”
     Mr. Jackson stated: “After the September results, we responded quickly and went through a significant re-structuring. We reduced our workforce by approximately 20% and made significant reductions in SG&A. The results of the fourth quarter were very disappointing, but they included significant costs associated with shutting down facilities and reducing the workforce. These changes will reduce our costs in 2009. We believe these changes have structured Rockford to operate in this difficult environment and further reduce our break-even point while maintaining the service level our customers require.”
     Mr. Jackson observed: “Operationally, we made significant headway in the fourth quarter. We completed our outsourcing process, so that all speaker and amplifier manufacturing is now out-sourced to suppliers and we have no more internal manufacturing. This allowed us to consolidate from four buildings to two buildings at our Tempe headquarters. The operation team has continued to improve our product development, engineering and quality control processes. The overall quality of our current and our new products is at an all time high. In addition to finishing the outsourcing project, we completed the development of 70 new products introduced in January 2009.”
     Mr. Jackson concluded: “We are working hard to bring our retailers the right tools to promote their business and satisfy the customers that come into their stores. Recently we launched an in-house sales department to improve our dealer communication and increase our service level to the specialist retailer. This is helping us stay connected with our retailers and provide better overall service. Even in these uncertain times, there are opportunities. Our focus remains on maximizing our sales channels, driving consumer traffic and building our brands.”
Convertible Debt Paid and Refinanced
     Rockford also announced today that it has entered into amendments affecting its 4.5% Convertible Senior Subordinated Secured Notes and Warrants. The Notes had a maturity date of June 10, 2009.

     As announced in January 2009, Rockford repurchased $2.5 million of Notes and 237,500 associated warrants in early January 2009 for a repurchase price of $2.0 million. This repurchase reduced the balance of Notes outstanding from the $7.5 million face amount outstanding as of December 31, 2008, to $5 million. In connection with this repurchase Rockford will record a gain to other income of approximately $0.5 million in the first quarter of 2009, net of fees and write-off of the related unamortized debt issuance costs. Rockford stated in January 2009 that it expected to report the gain in its 2008 results. Rockford has subsequently determined that the gain is properly reportable in its results of operation in the first quarter of 2009; thus the gain is not included in the 2008 earnings reported today.
     In April of 2009 Rockford agreed with the holder of the remaining $5.0 million of Notes to amend certain terms of the Notes. The $5.0 million Notes, which had a maturity of June 10, 2009, will now be repaid in four equal payments of $1.25 million on June 10, 2009, December 10, 2009, June 10, 2010 and December 10, 2010. As of June 10, 2009 the interest rate on the unpaid balance will increase to 10%, the outstanding warrants will expire, and the conversion option will expire. Expiration of the warrants and conversion option eliminates the dilutive potential associated with the Notes. Rockford may repay early any or all of the outstanding principle without penalty.
     Richard G. Vasek, Rockford’s Chief Financial Officer, said “We believe the repurchase and amendment of the Notes, along with the availability under our existing asset-based credit facility, should provide us with adequate liquidity to operate the business and continue to pursue opportunities in the marketplace.”

     About Rockford Corporation (www.rockfordcorp.com)
     Rockford is a designer, marketer and distributor of high-performance audio systems for the mobile audio aftermarket and for the OEM market. Rockford’s mobile audio products are marketed primarily under the Rockford Fosgate®, Rockford Acoustic Design® and Lightning Audio® brand names.
     Rockford’s primary brand websites include: www.rockfordfosgate.com, www.rockfordacousticdesign.com, and www.lightningaudio.com and www.installedge.com.
Forward-looking Statement Disclosure
     We make forward-looking statements in this press release including but not limited to statements about our results of operations. These statements may be identified by the use of forward-looking terminology such as “may,” “will,” “believe,” “expect,” “anticipate,” “estimate,” “continue,” or other similar words.
     Forward-looking statements are subject to many risks and uncertainties. We caution you not to place undue reliance on these forward-looking statements, which speak only as at the date on which they are made. Actual results may differ materially from those anticipated in our forward-looking statements. We disclaim any obligation or undertaking to update forward-looking statements to reflect changes in our expectations or changes in events, conditions, or circumstances on which our expectations are based.
     Our revenues continued to decline in 2008, primarily attributable to continued weakness in the mobile audio market and to the elimination in 2008 of end-of-life and new product load in sales that increased sales in 2007. In addition, the financial meltdown at the end of 2008 reduced our sales in all of our sales channels. The U.S. retail environment for mobile audio continued to become more difficult in the fourth quarter of 2008, with many retailers reporting decreases in customer traffic. The financial meltdown at the end of 2008 has clearly contributed to an already difficult environment and deepened the current recession. We anticipate this will lead consumers and retailers to become even more conservative in their spending. We are reducing our operating expenses in order to reduce our working capital needs and break-even sales level.
     If sales erode further than we expect, we may not be able to achieve our business objectives and our current financing might not prove adequate to maintain our current business. In this event, we might have to consider changes that might include reductions in employee compensation and benefits, reevaluation of our status as a public company in order to reduce costs, reductions in our working capital needs, changes in our distribution strategies, and potential exit strategies. We also might need to consider additional borrowings or equity financing. There is no assurance that we could implement operational changes or raise adequate new financing in the current economic environment. If we failed to do so, we could suffer setbacks in our competitive position, ability to improve our aftermarket and OEM businesses, and overall financial performance.
     Our business swung to a loss in 2008 (with almost all of the loss in the fourth quarter). We cannot be certain when, if ever, we will be able to return our business to profitability. If our current financing proves inadequate we may be forced to seek alternative sources of financing to maintain our business. In the current financial environment, we can give no assurance that we will be able to secure such financing on acceptable terms. In the worst case, we may not be able to continue our business as we currently anticipate.
     When considering our forward-looking statements, you should keep in mind the risk factors and other cautionary statements identified in our Annual Report on Form 10-K, filed with the Securities and Exchange Commission on April 15, 2009. The risk factors noted throughout the report, particularly those identified in the discussion in Item 1A of the report, and other risk factors that we have not anticipated or discussed, could cause our actual results to differ significantly from those anticipated in our forward-looking statements.

Rockford Corporation
Condensed Consolidated Statements of Operations (unaudited)
For the Three and Twelve Months Ended December 31, 2007 and 2008
($000s omitted except per share amounts)

	Three months ended		Twelve months ended
	December 31,		December 31,
	2007	2008	2007	2008

Net sales	$16,938	$10,456	$88,745	$68,874
Cost of goods sold	10,617	8,309	59,868	47,670

Gross profit	6,321	2,147	28,877	21,204
Operating expenses:
Sales and marketing	2,806	2,249	13,273	11,805
General and administrative	2,588	3,382	11,215	11,201
Research and development	617	644	2,817	2,646

Total operating expenses	6,011	6,275	27,305	25,652

Operating income (loss)	310	(4,128)	1,572	(4,448)
Interest and other expense, net	(182)	187	886	3

Income (loss) from operations before income taxes	492	(4,315)	686	(4,451)
Income tax expense	—	24	—	24

Net income (loss)	$492	$(4,339)	$686	$(4,475)

Net income (loss) per common share:
Basic	$0.05	$(0.51)	$0.07	$(0.51)

Diluted	$0.05	$(0.51)	$0.07	$(0.51)

Weighted average shares:
Basic	9,101	8,581	9,325	8,697

Diluted	9,101	8,581	9,342	8,697

-more-

Rockford Corporation
Condensed Consolidated Balance Sheets (unaudited)
At December 31, 2007 and 2008
(In thousands)

	December 31,	December 31,
	2007	2008
ASSETS

Current assets:
Cash	$—	$—
Accounts receivable, net	15,885	12,856
Inventories	14,352	13,043
Prepaid expenses and other current assets	1,224	551

Total current assets	31,461	26,450

Property and equipment, net	1,905	1,743
Other assets	646	332

Total assets	$34,012	$28,525

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current Liabilities:
Accounts payable	$5,794	$3,980
Accrued salaries and incentives	1,415	1,367
Accrued warranty and returns	1,267	700
Other accrued liabilities	1,640	1,838
Current portion of other long-term liabilities	760	161
Notes payable	—	4,980
Asset based credit facility	3,475	7,547

Total current liabilities	14,351	20,573

Notes payable	9,582	2,593
Other long-term liabilities	133	66

Total liabilities	24,066	23,232

Shareholders’ equity:
Common stock	94	94
Additional paid-in-capital	38,319	38,554
Retained deficit	(27,569)	(32,044)
Treasury stock	(898)	(1,311)

Total shareholders’ equity	9,946	5,293

Total liabilities and shareholders’ equity	$34,012	$28,525

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